EXHIBIT 5.1


                             OPINION OF COUNSEL


                                          December 10, 1998

 Board of Directors
 Hercules Incorporated
 Hercules Plaza
 1313 North Market Street
 Wilmington, DE  19894-0001

 Gentlemen:

           I am Vice President and General Counsel of Hercules Incorporated ("Hercules"), a Delaware corporation, and I am familiar with the proceedings taken and proposed to be taken by Hercules in connection with the issuance of up to 5,890,873 shares of Common Stock, stated value $25/48 per share, of Hercules (the "Common Stock"), pursuant to the BetzDearborn Inc. Employee Stock Ownership and 401(k) Plan (the "Plan").

           I have examined or caused to be examined, among other things, the Registration Statement on Form S-8 (the "Registration Statement") as proposed to be filed with the Securities and Exchange Commission for the registration of the same number of shares of such Common Stock under the Securities Act of 1933, as amended, and such records and documents as I have deemed necessary in order to express the opinions hereinafter set forth.

           Based upon the foregoing, I am of the opinion that Hercules is a duly incorporated and legally existing corporation under the laws of the State of Delaware. I am also of the opinion, based upon the foregoing and assuming compliance with applicable federal and state securities laws, that the Common Stock, when issued in the manner contemplated by the Registration Statement and the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

           I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ Richard G. Dahlen

                                         Richard G. Dahlen
                                         Vice President and
                                           General Counsel